Exhibit 99.1

ITC Reports Continued Strong Performance for Third Quarter and Year-to-Date 2015 Results

Highlights

•              Third quarter 2015 operating earnings of $0.53 per diluted common share increased over the same period last year; third quarter 2015 reported earnings of $0.42 per diluted common share

•              Operating earnings for the nine months ended September 30, 2015 of $1.51 per diluted common share increased over the same period last year; reported earnings for the nine months ended September 30, 2015 of $1.31 per diluted common share

•              Capital investments of $501.4 million for the nine months ended September 30, 2015

•              2015 operating earnings per share guidance of $2.00 to $2.15 per diluted share remains unchanged and the capital investment guidance revised to $715 to $765 million

•              Announced accelerated share repurchase of $115 million

	Three months ended		Nine months ended
	September 30,		September 30,
(in thousands, except per share data)	2015	2014	2015	2014
OPERATING REVENUES	$273,189	$270,134	$820,734	$791,951
REPORTED NET INCOME	$65,573	$73,873	$205,041	$197,345
OPERATING EARNINGS	$82,334	$73,664	$236,214	$216,126
REPORTED DILUTED EPS	$0.42	$0.47	$1.31	$1.25
OPERATING DILUTED EPS	$0.53	$0.47	$1.51	$1.36

NOVI, Mich., November 5, 2015 - ITC Holdings Corp. (NYSE: ITC) announced today its results for the third quarter and nine month period ended September 30, 2015.

Reported net income for the third quarter, measured in accordance with Generally Accepted Accounting Principles (GAAP), was $65.6 million, or $0.42 per diluted common share, compared to $73.9 million or $0.47 per diluted common share for the third quarter of 2014. For the nine months ended September 30, 2015, reported net income was $205.0 million, or $1.31 per diluted common share, compared to $197.3 million, or $1.25 per diluted common share for the same period last year.

Operating earnings for the third quarter were $82.3 million, or $0.53 per diluted common share, compared to operating earnings of $73.7 million, or $0.47 per diluted common share for the third quarter of 2014. For the nine months ended September 30, 2015, operating earnings were $236.2 million, or $1.51 per diluted common share, compared to operating earnings of $216.1 million, or $1.36 per diluted common share for the same period last year.

ITC invested $501.4 million in capital projects during the nine month period ended September 30, 2015, including $120.2 million at ITCTransmission, $91.6 million at METC, $273.9 million at ITC Midwest, $11.6 million at ITC Great Plains and $4.1 million of Development and Other.

“During the third quarter, we continued to execute on our strategy to invest in critical transmission infrastructure, including base and regional capital, while delivering operational excellence at all of our operating companies,” said Joseph L. Welch, chairman, president and CEO of ITC. “We also remain focused on prudent value return as evidenced by the 15% dividend increase this quarter as well as the $115 million accelerated share repurchase program that will be completed by the end of the year.”

Operating Earnings

Operating earnings are non-GAAP measures that exclude the impact of after-tax expenses associated with the following items:

1.              The Entergy Corporation transaction impacts were approximately $(0.1) million for the third quarter of 2014. These expenses total $0.6 million for the nine months ended September 30, 2014.

2.              Regulatory charges of approximately $5.5 million, or $0.04 per diluted common share for the third quarter of 2015. These expenses totaled $6.6 million, or $0.04 per diluted common share for the nine months ended September 30, 2015 and $0.1 million for the nine months ended September 30, 2014. Of the 2015 charges, $1.1 million relates to management’s decision to write-off abandoned project costs at ITCTransmission and $5.5 million relates to a refund liability attributable to contributions in aid of construction (CIAC refund liability). The 2014 charge relates to certain acquisition accounting adjustments for ITC Midwest, ITCTransmission, and METC resulting from the FERC audit order on ITC Midwest issued in May 2012.

3.              Loss on extinguishment of debt associated with the cash tender offer and consent solicitation transaction for select bonds at ITC Holdings that we completed in the second quarter of 2014. The impact of this item totaled $(0.1) million for the third quarter of 2014 and $18.0 million, or $0.11 per diluted common share, for the nine months ended September 30, 2014.

4.              The estimated refund liability associated with the Midcontinent ISO (MISO) regional base ROE rate (the “base ROE”) of $11.2 million, or $0.07 per diluted common share, and $24.5 million, or $0.16 per diluted common share, for the third quarter and nine month period ended September 30, 2015, respectively. The refund liability reflects the estimated refund obligation associated with the base ROE 206 complaints.

Operating earnings for the third quarter and nine month period ended September 30, 2015 increased by $8.6 million, or $0.06 per diluted common share, and $20.1 million, or $0.15 per diluted common share, compared with the same period last year. The increases compared to the prior period were largely attributable to higher income associated with increased rate base at our operating companies, partially offset by non-recoverable bonus payments expensed primarily in the first quarter associated with completion of the Kansas V-Plan Project at ITC Great Plains in December of 2014 coupled with higher professional services for various development initiatives.

Absent the Kansas V-Plan Project bonus payments, year-over-year operating earnings would have increased by approximately 14% year-to-date.

Share Repurchase

On September 30, 2015, ITC entered into an accelerated share repurchase (ASR) program for $115 million, which is expected to be completed by the end of 2015. Under the ASR program, ITC received an initial delivery of 2.8 million shares on October 1, 2015, with a market value of $92 million. The final number of shares delivered under the ASR program will be based on the volume-weighted average share price of our common stock during the term of the transaction, less an agreed upon discount and adjusted for the initial share delivery.

2015 EPS and Capital Investment Guidance

For 2015, ITC’s full year operating earnings per share guidance of $2.00 to $2.15 remains unchanged. ITC is revising its 2015 capital guidance range to a range of $715 to $765 million from the previous range of $710 to $810 million. The revised range includes $180 to $190 million for ITCTransmission, $155 to $170 million for METC, $370 to $385 million for ITC Midwest, $10 to $15 million for ITC Great Plains and up to $5 million of Development and Other.

Third Quarter 2015 Operating Earnings Financial Results Detail — Non-GAAP Measure

ITC’s operating revenues for the third quarter of 2015 increased to $299.8 million compared to $270.1 million for the third quarter of 2014. Amounts reported for the third quarter of 2015 exclude approximately $18.0 million in reduced pre-tax revenues associated with the base ROE refund liability and $8.6 million in reduced pre-tax revenues associated with the CIAC refund liability. This increase was primarily due to higher revenue requirements attributable to a higher rate base at our regulated operating subsidiaries, as well as an increase in regional cost sharing revenues resulting from additional capital projects being placed in-service that have been identified by MISO as eligible for regional cost sharing.

Operation and maintenance (O&M) expenses of $32.7 million were $3.7 million higher than the same period in 2014. The increase in O&M expenses was primarily due to higher vegetation management requirements and higher expenses associated with substation and overhead line maintenance activities.

General and administrative (G&A) expenses of $33.7 million were $4.7 million higher compared to the same period in 2014. Amounts reported for the third quarter 2014 were impacted by $(0.2) million of pre-tax activity related to the Entergy transaction. The increase in G&A expenses was primarily due to higher compensation expenses related to personnel additions and higher professional services for various development initiatives.

Depreciation and amortization expenses of $36.9 million increased by $5.0 million compared to the same period in 2014 due to a higher depreciable base resulting from property, plant and equipment in-service additions.

Taxes other than income taxes of $20.5 million were $1.3 million higher than the same period in 2014. This increase was due to 2014 capital additions at our regulated operating subsidiaries, which are included in the assessment for 2015 personal property taxes.

Interest expense of $50.1 million increased by $2.8 million compared to the same period in 2014. Amounts reported for the third quarter of 2015 exclude $1.3 million of pre-tax expenses related to the adjustments to operating earnings. The increase was due primarily to higher borrowing levels to finance capital investments.

The effective income tax rate for the third quarter of 2015 was 37.4 percent compared to 37.7 percent for the same period last year. Amounts reported for the third quarter of 2015 exclude income taxes of approximately $11.1 million associated with adjustments to operating earnings.

Year-to-Date 2015 Operating Earnings Financial Results Detail — Non-GAAP Measure

ITC’s operating revenues for the nine months ended September 30, 2015 increased to $868.1 million compared to $792.0 million from the same period last year. Amounts reported for the nine months ended September 30, 2015 exclude approximately $38.8 million in reduced pre-tax revenues associated with the base ROE refund liability and $8.6 million in pre-tax revenues associated with the CIAC refund liability. This increase was primarily due to higher revenue requirements attributable to a higher rate base at our regulated operating subsidiaries, as well as an increase in regional cost sharing revenues due to additional capital projects being placed in-service that have been identified by MISO as eligible for regional cost sharing.

O&M expenses of $88.3 million were $8.6 million higher for the nine months ended September 30, 2015 compared to the same period in 2014. The increase in O&M expenses was primarily due to higher vegetation management requirements and higher expenses associated with substation and overhead line maintenance activities.

G&A expenses of $105.6 million were $19.5 million higher compared to the same period in 2014. Amounts reported for the nine months ended September 30, 2015 exclude approximately $1.5 million of pre-tax expenses related to regulatory charges and the nine months ended September 30, 2014 exclude approximately $1.0 million of pre-tax expenses associated with the Entergy transaction. The increase in G&A expenses was primarily due to incentive-based compensation for bonus payments associated with completion of the Kansas V-Plan Project at ITC Great Plains in December of 2014 and higher professional services for various development initiatives.

Depreciation and amortization expenses of $106.9 million increased by $12.3 million for the nine months ended September 30, 2015 compared to the same period in 2014 due to a higher depreciable base resulting from property, plant and equipment in-service additions.

Taxes other than income taxes of $61.6 million were $4.1 million higher compared to the same period in 2014. This increase was due to 2014 capital additions at our regulated operating subsidiaries, which are included in the assessment for 2015 personal property taxes.

Interest expense of $147.8 million was $9.5 million higher compared to the same period in 2014. Amounts reported for the nine months ended September 30, 2015 and 2014 exclude approximately $2.3 million and $0.2 million, respectively, of pre-tax expenses associated with the adjustments to operating earnings noted previously. The increase in interest expense was due primarily to higher borrowing levels to finance capital investments.

The effective income tax rate for the nine months ended September 30, 2015 was 37.5 percent compared to 38.0 percent for the same period in 2014. Amounts reported for the nine months ended September 30, 2015 and 2014 exclude income taxes of $20.0 million and $11.6 million, respectively, associated with adjustments to operating earnings noted previously.

Third Quarter Conference Call and Webcast

Joseph L. Welch, chairman, president and CEO and Rejji P. Hayes, senior vice president, CFO and treasurer will discuss the third quarter results in a conference call at 11 a.m. Eastern on Thursday, November 5, 2015. Individuals wishing to participate in the conference call may dial toll-free 877-644-1296 (domestic) or 914-495-8555 (international); there is no passcode. A listen-only live webcast of the conference call, including accompanying slides and the earnings release, will be available on the company’s investor information page. The conference call replay, available through November 10, 2015, can be accessed by dialing 855-859-2056 (toll free) or 404-537-3406, passcode 51993117. The webcast will be archived on the ITC website.

Other Available Information

More detail about third quarter 2015 results may be found in ITC’s Form 10-Q filing. Once filed with the Securities and Exchange Commission, an electronic copy of our 10-Q can be found at our website, http://investor.itc-holdings.com. Paper copies can also be made available by contacting us through our website. Additionally, a calendar of our future earnings calls can be found at our website, http://investor.itc-holdings.com.

About ITC Holdings Corp.

ITC Holdings Corp. (NYSE: ITC) is the nation’s largest independent electric transmission company. Based in Novi, Michigan, ITC invests in the electric transmission grid to improve reliability, expand access to markets, lower the overall cost of delivered energy and allow new generating resources to interconnect to its transmission systems. Through its regulated operating subsidiaries ITCTransmission, Michigan Electric Transmission Company, ITC Midwest and ITC Great Plains, ITC owns and operates high-voltage transmission facilities in Michigan, Iowa, Minnesota, Illinois, Missouri, Kansas and Oklahoma, serving a combined peak load exceeding 26,000 megawatts along approximately 15,600 circuit miles of transmission line. ITC’s grid development focus includes growth through regulated infrastructure investment as well as domestic and international expansion through merchant and other commercial development opportunities. For more information, please visit ITC’s website at www.itc-holdings.com (ITC-itc-F).

GAAP v. Non-GAAP Measures

ITC’s reported earnings are prepared in accordance with GAAP and represent earnings as reported to the Securities and Exchange Commission. ITC’s management believes that operating earnings, or GAAP earnings adjusted for specific items as described in the release that are generally not indicative of our core operations, provides additional information that is useful to investors in understanding ITC’s underlying performance, business and performance trends, and helps facilitate period to period comparisons. However, non-GAAP financial measures are not required to be uniformly applied, are not audited and should not be considered in isolation or as substitutes for results prepared in accordance with GAAP.

Safe Harbor Statement

This press release contains certain statements that describe our management’s beliefs concerning future business conditions, plans and prospects, growth opportunities and the outlook for our business and the electricity transmission industry based upon information currently available. Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Wherever possible, we have identified these forward-looking statements by words such as “will,” “may,” “anticipates,” “believes,” “intends,” “estimates,” “expects,” “projects” and similar phrases. These forward-looking statements are based upon assumptions our management believes are reasonable. Such forward looking statements are subject to risks and uncertainties which could cause our actual results, performance and achievements to differ materially from those expressed in, or implied by, these statements, including, among others, the risks and uncertainties disclosed in our annual reports on Form 10-K, quarterly reports on Form 10-Q and other filings made with the Securities and Exchange Commission.

Because our forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different and any or all of our forward-looking statements may turn out to be wrong. Forward-looking statements speak only as of the date made and can be affected by assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this release and in our annual and quarterly reports will be important in determining future results. Consequently, we cannot assure you that our expectations or forecasts expressed in such forward-looking statements will be achieved. Except as required by law, we undertake no obligation to publicly update any of our forward-looking or other statements, whether as a result of new information, future events, or otherwise.

Investor/Analyst contact: Stephanie Amaimo, 248-946-3572; samaimo@itctransco.com

Media contact: Robert Doetsch, 248-946-3493; rdoetsch@itctransco.com

ITC HOLDINGS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended		Nine months ended
	September 30,		September 30,
(in thousands, except per share data)	2015	2014	2015	2014
OPERATING REVENUES	$273,189	$270,134	$820,734	$791,951
OPERATING EXPENSES
Operation and maintenance	32,721	29,038	88,309	79,735
General and administrative	33,677	28,812	107,064	87,082
Depreciation and amortization	36,890	31,936	106,903	94,609
Taxes other than income taxes	20,463	19,205	61,629	57,474
Other operating (income) and expenses — net	(206)	(289)	(675)	(750)
Total operating expenses	123,545	108,702	363,230	318,150
OPERATING INCOME	149,644	161,432	457,504	473,801
OTHER EXPENSES (INCOME)
Interest expense — net	51,398	47,328	150,070	138,491
Allowance for equity funds used during construction	(6,421)	(4,921)	(21,434)	(14,865)
Loss on extinguishment of debt	—	—	—	29,074
Other income	(384)	(244)	(804)	(618)
Other expense	1,372	761	2,969	3,696
Total other expenses (income)	45,965	42,924	130,801	155,778
INCOME BEFORE INCOME TAXES	103,679	118,508	326,703	318,023
INCOME TAX PROVISION	38,106	44,635	121,662	120,678
NET INCOME	$65,573	$73,873	$205,041	$197,345
Basic earnings per common share	$0.42	$0.47	$1.32	$1.26
Diluted earnings per common share	$0.42	$0.47	$1.31	$1.25
Operating diluted earnings per common share	$0.53	$0.47	$1.51	$1.36
Dividends declared per common share	$0.1875	$0.1625	$0.5125	$0.4475

RECONCILIATION OF REPORTED NET INCOME (GAAP) TO OPERATING EARNINGS (NON-GAAP MEASURE) - UNAUDITED

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
Reported net income (GAAP)	$65,573	$73,873	$205,041	$197,345
After-tax Entergy transaction related expenses	—	(143)	—	601
After-tax regulatory charges	5,549	—	6,632	132
After-tax debt extinguishment & consent solicitation fees	—	(66)	—	18,048
After-tax MISO regional base ROE rate refund liability	11,212	—	24,541	—
Operating earnings (non-GAAP)	$82,334	$73,664	$236,214	$216,126

RECONCILIATION OF REPORTED DILUTED EPS (GAAP) TO OPERATING DILUTED EPS (NON-GAAP MEASURE) - UNAUDITED

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
Reported diluted EPS (GAAP)	$0.42	$0.47	$1.31	$1.25
After-tax Entergy transaction related expenses	—	—	—	—
After-tax regulatory charges	0.04	—	0.04	—
After-tax debt extinguishment & consent solicitation fees	—	—	—	0.11
After-tax MISO regional base ROE rate refund liability	0.07	—	0.16	—
Operating diluted EPS (non-GAAP)	$0.53	$0.47	$1.51	$1.36

ITC HOLDINGS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

	September 30,	December 31,
(in thousands, except share data)	2015	2014
ASSETS
Current assets
Cash and cash equivalents	$24,167	$27,741
Accounts receivable	124,310	100,998
Inventory	29,491	30,892
Deferred income taxes	17,002	14,511
Regulatory assets	12,378	5,393
Prepaid and other current assets	11,598	7,281
Total current assets	218,946	186,816
Property, plant and equipment (net of accumulated depreciation and amortization of $1,466,591 and $1,388,217, respectively)	5,890,138	5,496,875
Other assets
Goodwill	950,163	950,163
Intangible assets (net of accumulated amortization of $27,411 and $24,917, respectively)	46,325	48,794
Regulatory assets	224,913	223,712
Deferred financing fees (net of accumulated amortization of $16,504 and $15,972, respectively)	30,222	30,311
Other	44,892	37,418
Total other assets	1,296,515	1,290,398
TOTAL ASSETS	$7,405,599	$6,974,089
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$108,828	$107,969
Accrued payroll	20,660	23,502
Accrued interest	41,642	50,538
Accrued taxes	26,048	41,614
Regulatory liabilities	43,607	39,972
Refundable deposits from generators for transmission network upgrades	2,657	10,376
Debt maturing within one year	694,327	175,000
Other	11,531	14,043
Total current liabilities	949,300	463,014
Accrued pension and postretirement liabilities	70,833	69,562
Deferred income taxes	746,179	656,562
Regulatory liabilities	210,811	160,070
Refundable deposits from generators for transmission network upgrades	9,039	9,384
Other	27,695	17,354
Long-term debt	3,709,878	3,928,586
Commitments and contingent liabilities
STOCKHOLDERS’ EQUITY
Common stock, without par value, 300,000,000 shares authorized, 156,177,085 and 155,140,967 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	811,037	923,191
Retained earnings	866,900	741,550
Accumulated other comprehensive income	3,927	4,816
Total stockholders’ equity	1,681,864	1,669,557
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,405,599	$6,974,089

ITC HOLDINGS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (UNAUDITED)

	Nine months ended
	September 30,
(in thousands)	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$205,041	$197,345
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	106,903	94,609
Recognition, refund and collection of revenue accruals and deferrals — including accrued interest	1,164	29,175
Deferred income tax expense	76,103	86,935
Allowance for equity funds used during construction	(21,434)	(14,865)
Loss on extinguishment of debt	—	29,074
Other	14,950	15,474
Changes in assets and liabilities, exclusive of changes shown separately:
Accounts receivable	(24,523)	(24,057)
Inventory	1,401	1,423
Prepaid and other current assets	(4,317)	3,377
Accounts payable	(1,120)	(16,382)
Accrued payroll	(1,520)	(1,710)
Accrued interest	(8,896)	(18,161)
Accrued taxes	(15,566)	(3,156)
Other current liabilities	132	(13,486)
Other non-current assets and liabilities, net	57,970	(4,694)
Net cash provided by operating activities	386,288	360,901
CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant and equipment	(460,110)	(549,599)
Other	(14,969)	(2,667)
Net cash used in investing activities	(475,079)	(552,266)
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of long-term debt	225,000	498,664
Borrowings under revolving credit agreements	909,400	1,397,800
Borrowings under term loan credit agreements	—	110,000
Net issuance of commercial paper	218,983	—
Retirement of long-term debt — including extinguishment of debt costs	—	(248,494)
Repayments of revolving credit agreements	(1,053,200)	(1,319,500)
Repayments under term loan credit agreements	—	(39,000)
Issuance of common stock	12,322	19,666
Dividends on common and restricted stock	(79,697)	(70,279)
Refundable deposits from generators for transmission network upgrades	3,458	5,833
Repayment of refundable deposits from generators for transmission network upgrades	(11,442)	(22,155)
Repurchase and retirement of common stock	(21,931)	(108,136)
Forward contracts of accelerated share repurchase program	(115,000)	(46,000)
Other	(2,676)	(9,713)
Net cash provided by financing activities	85,217	168,686
NET DECREASE IN CASH AND CASH EQUIVALENTS	(3,574)	(22,679)
CASH AND CASH EQUIVALENTS — Beginning of period	27,741	34,275
CASH AND CASH EQUIVALENTS — End of period	$24,167	$11,596